Exhibit 4.4

KENMAR GROUP PRIVACY STATEMENT

July 2009

This Privacy Statement explains the manner in which Kenmar collects, utilizes and maintains non-public personal information (“personal information”) about its customers, as well as prospective customers. Kenmar is committed to maintaining the confidentiality, integrity, and security of personal information about our current and prospective customers.

Collection of Information

Kenmar may collect public and personal information about you from any of the following sources:

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Applications, questionnaires, subscription documents and other information provided by you in writing, in person, by telephone, electronically or by any other means. This information may include name, address, e-mail address, Social Security number, birth date, assets and income, and other financial and investment-related information;

•	Transactional activity in your account (such as, investments, including account balances, investments and withdrawals/redemptions);

•	Other interactions with Kenmar including discussions with our Investor Services Department or information you enter into our Web site

Use and Disclosure of Information

Kenmar uses personal information in ways compatible with the purposes for which we originally requested it. We may use personal information about you to service and maintain your account; process your request for a website login, process transactions in your account, respond to inquiries from you or your representative develop, offer, and deliver products and services, or to fulfill legal and regulatory requirements.

Kenmar does not disclose information about prospective customers with non-affiliated third parties, and only shares information about customers in limited circumstances as required or permitted by law. For example, we may share personal information about customers with affiliated and nonaffiliated parties in the following situations, among others: in connection with the administration and operations of Kenmar and/or to service your account(s), or to provide services or process transactions that you have requested, with Kenmar’s brokers, custodians, administrators, attorneys, accountants, auditors, or other service providers; to respond to a subpoena or court order, judicial process or regulatory inquiry; to protect or defend against fraud, unauthorized transactions (such as money laundering), lawsuits, claims or other liabilities; to protect the security of our records, or to protect our rights or property; in connection with a proposed or actual sale, merger, or transfer of all or a portion of Kenmar’s business; to otherwise assist Kenmar in offering Kenmar-related products and services to customers; and at a customer’s direction/consent, with the customer’s representatives, advisors and other third parties.

Kenmar restricts access to your personal information to those employees who need to know that information to provide products and services to you. Kenmar maintains appropriate physical, electronic and procedural safeguards to guard your personal information.

Privacy Online

Kenmar employs all of the safeguards described previously to maintain the privacy, security and service of our website, along with the following Internet-specific practices:

We use firewalls, encryption, and authentication procedures to maintain the security of your online session and to protect Kenmar systems from unauthorized access. We may also use cookies and other technologies, such as Web beacons or pixel tags for purposes such as security, to facilitate site navigation, and to personalize your experience on KenmarGlobal.com. Our cookies do not identify you by name as an individual or by account number.

When you visit KenmarGlobal.com, we may collect technical and navigational information, such as computer browser type, Internet protocol address, pages visited, and average time spent on specific pages. This information may be used, for example, to alert you to software compatibility issues, or it may be analyzed to improve KenmarGlobal.com’s design and functionality.

Additional Information

If you are a former customer, these policies also apply to you. Kenmar reserves the right to change its Privacy Policy at any time. The examples above are illustrations and are not intended to be exclusive. Kenmar’s Privacy Policy complies with federal law regarding privacy, although you may have additional rights under other foreign or domestic laws that may apply to you.

This Privacy Statement is provided on behalf of Kenmar Global Investment Management LLC, Kenmar Preferred Investments Corp. (formerly known as Preferred Investment Solutions Corp.), Signature Advisors Group LLC (formerly known as Kenmar Investment Adviser LLC), ClariTy Managed Account Platform LLC, Kenmar Securities Inc., the private investment funds/pools advised by Kenmar and each of their affiliates.

If you have any questions, please call Kenmar’s Investor Services at 914-307-4000, or send a letter to Kenmar, Attention: Investor Services, 900 King Street, Suite 100, Rye Brook, NY 10573.